Exhibit 99.1

Contact:

Joseph Hassett
Senior Vice President, Investor Relations
(610) 228-2110
joeh@gregoryfca.com

a21, Inc. Announces Voluntary Reorganization

and Stalking Horse Bids

Jacksonville, FL – December 4, 2008 – a21, Inc. (ATWOE.OB) today announced that it and its subsidiaries, SuperStock, Inc. and ArtSelect, Inc., have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division.  In addition, a21 has filed separate motions to sell the U.S. assets of SuperStock, Inc. to Masterfile Corporation, and to sell the assets of ArtSelect, Inc. to Metaverse Corporation.  Both sales are free of liens and encumbrances pursuant to Section 363 of the Bankruptcy Code, and are subject to higher and better bids at an auction sale expected to be conducted by the Bankruptcy Court in the next 4-6 weeks.

a21 has filed motions for approval of bidding procedures for the auction process.  The bidding procedures contemplate that potential purchasers must submit a minimum qualifying bid, accompanied by a bid deposit and signed purchase contract in advance of the auction.

a21 has also filed a series of motions with the Bankruptcy Court to assure the continuity and stability of its businesses, including the payment of wages.

John Ferguson, President and CEO of a21, Inc., said, “Over a year ago we announced that the Company and its subsidiaries were exploring strategic alternatives.  After exhausting all possibilities, and considering the current state of credit markets, we determined that the best way to complete a restructuring of our Company and to protect the franchise value of our underlying businesses was to pursue a sale of the Company’s assets under Court supervision in a Chapter 11 proceeding.”

“The Company and its subsidiaries will conduct business as usual through the auction sales,” added Ferguson.

The Company does not expect any distributions will be available for its shareholders.

The Company is represented in the bankruptcy filing by Gardner Davis and Michael Kirwan of Foley & Lardner LLP.

The Company has established an internet website, http://www.a21group.com/bank.html, to provide information regarding the bankruptcy case, including copies of major pleadings and information for potential purchasers regarding the ArtSelect business assets, the SuperStock business assets, the bidding rules and the auction process.

About a21
a21 (www.a21group.com) is a leading online digital content company. Through SuperStock (www.superstock.com; www.mediamagnet.com; www.superstock.co.uk; and www.purestockx.com), and ArtSelect (www.artselect.com; www.postersetc.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, and London, provide valuable and viable choices to key business partners and customers in the stock image, art and wall decor industries.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.’s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.’s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.’s management.